ASSET EXCHANGE AGREEMENT between BIOPHARMA MANUFACTURING SOLUTIONS, INC., a Delaware Corporation ("BioPharma") and GMR ENGINEERING, INC., a California corporation ("GMR").

WHEREAS, GMR wishes to transfer certain component unit of GMR as listed on the attached schedule A and referred to in the aggregate as "BioPharmaceutical Process Engineering and Consulting Services" ("BPECS") in exchange for voting stock of BioPharma in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, BioPharma and GMR adopt this agreement and agree as follows:

1.          Transfer of Assets. At the Closing (as defined hereinafter), GMR shall sell, convey, transfer, assign and deliver to BioPharma and BioPharm will purchase and acquire from GMR all of GRM's right, title and interest in and to the assets and properties set forth on Schedule A attached hereto free and clear of all liens, pledges, charges, claims, actions, suits, proceedings, security interests or other encumbrances of any sort other than as set forth herein.

2.          Transfer of BioPharma Shares.         At the Closing, BioPharma shall deliver to GMR one or more certificates aggregating 1,000,000 shares of the voting common stock of BioPharma, $.0001 par value per share, fully paid and non-assessable, as payment in full for the transfer of assets by GMR under this agreement.

3.          Approval of Shareholders. This Agreement shall be adopted by the shareholders of GMR at a meeting of its shareholders called for that purpose or by written consent pursuant to the laws applicable thereto. There shall be required for the adoption of this Agreement the affirmative vote of the holders of at least a majority of the holders of all the shares of the common stock issued and outstanding and entitled to vote thereon.

4.          Representations and Warranties of GMR. GMR represents and warrants that:

4.1.       Corporate Organization and Good Standing. GMR is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and is qualified to do business as foreign corporations in each jurisdiction, if any, in which its property or business requires such qualification.

4.2.       Capitalization. GMR's authorized capital stock consists of 10,000 shares of Common Stock, of which 20 shares are issued and outstanding, and no preferred stock.

4.3.       Issued Stock. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

4.4.          Corporate Authority. GMR has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

4.5.          Authorization. Execution of this Agreement has been duly authorized and approved by GMR's board of directors.

4.6.          Subsidiaries. GMR has no subsidiaries.

4.7.           Financial Statements. The financial statements of BPECS furnished to BioPharma are correct and fairly present its financial condition as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

4.8.          Absence of Undisclosed Liabilities. Except to the extent reflected or reserved in the Financial Statements, GMR did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

4.9.          No Material Changes. There has been no material adverse change in the business, properties, or financial condition of GMR since the date of Financial Statements.

4.10.         Litigation. There is not, to the knowledge of GMR, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against GMR or against any of its officers.

4.11.         Contracts. GMR is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

4.12.         Title. GMR has good and marketable title to all the real property and good and valid title to all other property included in GMR Financial Statements. Except as may be set out therein, the properties of GMR are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of GMR.

4.13.         No Violation. Consummation of the asset exchange will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of GMR is subject or by which GMR is bound.

5. Representations and Warranties of BioPharma. BioPharma represents and warrants that:

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5.1.          Corporate Organization and Good Standing. BioPharma is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

5.2.          Capitalization.          BioPharma's authorized capital stock consists of 100,000,000 shares of Common Stock, $.0001 par value, of which 94,000,000 shares are issued and outstanding, and 20,000,000 shares of non-designated preferred stock of which no shares are outstanding.

5.3.          Stock Rights.         There are no stock grants, options, rights, warrants or other rights to purchase or obtain the BioPharma common or preferred stock issued or committed to be issued.

5.4.          Issued Stock.         All the outstanding shares of its common stock were duly authorized and validly issued, fully paid and non-assessable.

5.5.          Corporate Authority. BioPharma has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

5.6.          Authorization. Execution of this Agreement has been duly authorized and approved by BioPharma's board of directors.

5.7.          Subsidiaries.         BioPharma has no subsidiaries.

5.8.          Financial Statements. The financial statements of BioPharma, furnished to GMR are correct and fairly present the financial condition of BioPharma as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.9.          Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the BioPharma Financial Statements, BioPharma did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

5.10.         No Material Changes. There has been no material adverse change in the business, properties, or financial condition of BioPharma since the date of the BioPharma Financial Statements.

5.11.         Litigation. There is not, to the knowledge of BioPharma, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against BioPharma or against any of its officers.

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5.12.         Contracts. BioPharma is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

5.13.         Title.         BioPharma has good and marketable title to all the real property and good and valid title to all other property included in the BioPharma Financial Statements. Except as set out in the balance sheet thereof, the properties of BioPharma are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of BioPharma.

5.14.         No Violation.         Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of BioPharma is subject or by which BioPharma is bound.

6. Conduct of GMR Pending the Closing Date. GMR covenants that between the date of this Agreement and the Closing Date:

6.1.          No change will be made in GMR's articles of incorporation or bylaws.

6.2.          GMR will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock other than as provided herein.

6.3.          GMR will submit this Agreement for its shareholders' approval with a favorable recommendation by its board of directors and will use its best efforts to obtain the requisite shareholder approval.

6.4.          GMR will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

7. Conduct of BioPharma Pending the Closing Date. BioPharma covenants that between the date of this Agreement and the Closing Date:

7.1.          No change will be made in BioPharma's certificate of incorporation or bylaws.

7.2.          BioPharma will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock otherwise than as provided herein.

7.3.          BioPharma will submit this Agreement for its shareholders' approval with a favorable recommendation by its board of directors and will use its best efforts to obtain the requisite shareholder approval.

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7.4.          BioPharma will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8. Conditions Precedent to Obligation of GMR. GMR's obligation to consummate this merger shall be subject to fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by GMR:

8.1.          BioPharma's Representations and Warranties. The representations and warranties of BioPharma set forth herein shall be true and correct at the Closing Date as though made at and as of that date, except as affected by transactions contemplated hereby.

8.2.          BioPharma's Covenants. BioPharma shall have performed all covenants required by this Agreement to be performed by it on or before the Closing Date.

8.3.          Shareholder Approval. This Agreement shall have been approved by the required number of shareholders of BioPharma.

8.4.          Supporting Documents of BioPharma. BioPharma shall have delivered to GMR supporting documents in form and substance satisfactory to GMR, to the effect that:

(i)          BioPharma is a corporation duly organized, validly existing, and in good standing.

(ii)         BioPharma's authorized and issued capital stock is as set forth herein.

(iii)        The execution and consummation of this Agreement have been duly authorized and approved by BioPharma's board of directors.

9. Conditions Precedent to Obligation of BioPharma. BioPharma's obligation to consummate this merger shall be subject to fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by BioPharma:

9.1.          GMR's Representations and Warranties. The representations and warranties of GMR set forth herein shall be true and correct at the Closing Date as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2.          GMR's Covenants. GMR shall have performed all covenants required by this Agreement to be performed by it on or before the Closing Date.

9.3.          Shareholder Approval. This Agreement shall have been approved by the required number of shareholders of GMR.

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9.4.        Supporting Documents of GMR.GMR shall have delivered to BioPharma supporting documents in form and substance satisfactory to BioPharma to the effect that:

(i)          GMR is a corporation duly organized, validly existing, and in good standing.

(ii)         GMR's authorized and issued capital stock is as set forth herein.

(iii)        The execution and consummation of this Agreement have been duly authorized and approved by GMR's board of directors.

10. Access.         From the date hereof to the Closing Date, BioPharma and GMR shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request. If the merger is not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing such documents, and all information so received shall be treated as confidential.

11. Closing. Closing The Closing contemplated herein shall be held on 10/11/12 or such other date as the parties shall agree, at the principal offices of BioPharma, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

12.         Survival of Representations and Warranties. The representations and warranties set out herein shall survive the Closing Date.

13.         Arbitration.The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

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14.         General Provisions

14.1.       Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

14.2.       Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

14.3 .      Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

14.4.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to BioPharma, to:

BioPharma Manufacturing Solutions, Inc.

1443 Merion Way, #51G

Seal Beach, California 90740

If to GMR, to

1443 Merion Way, #51G

Seal Beach, California 90740

14.5.        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

14.6.        Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

14.7.        Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

14.8.        Effective Date. This effective date of this Agreement shall be October 11, 2012.

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IN WITNESS WHEREOF, the parties have executed this Agreement.

BIOPHARMA MANUFACTURING SOLUTIONS, INC.

By	/s/ Gary Riccio

GMR ENGINEERING, INC.

By	/s/ Gary Riccio

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Schedule A

to

Asset Exchange Agreement between

Biopharma Manufacturing Solutions, Inc., and GMR Engineering, Inc.

The assets to be transferred consist as follows:

The components of GMR comprising its consulting, design and engineering services. It does not include the manufacturing components or equipment.

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